L-3 COMMUNICATIONS ANNOUNCES PRICING AND INCREASE IN PRINCIPAL AMOUNT OF DEBT
OFFERINGS; ALSO ANNOUNCES PRICING FOR TITAN NOTES TENDER OFFER

NEW YORK--(BUSINESS WIRE)--July 28, 2005--L-3 Communications (NYSE: LLL)
announced today that it has priced its offering of $1.0 billion in aggregate principal amount of 6 3/8% Senior Subordinated Notes due 2015 (the "Notes"). L-3
also announced today that it priced its offering of 3.00% Convertible Contingent
Debt Securities ("CODES") and increased the aggregate principal amount of the
CODES being offered from $500.0 million to $600.0 million. Both the Notes and
CODES are being offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the
"Securities Act"). The Notes are also being offered outside the United States to
non-U.S. investors.

As previously announced, the net proceeds from the two offerings will be used to fund a portion of the aggregate consideration for L-3's acquisition of The Titan
Corporation (NYSE: TTN). The Notes will have a ten-year maturity with interest payable semi-annually and the CODES will have a thirty-year maturity with interest payable semi-annually. Each $1,000 in principal amount of the CODES will be initially convertible into cash and shares of L-3's common stock under certain circumstances, based on a conversion rate of 9.7741 shares of L-3's common stock. The initial conversion rate is equivalent to a conversion price of approximately $102.31, which represents a premium of 31% over the closing price of $78.10 on July 27, 2005. Any conversion of CODES will be settled in cash equal to the lesser of the principal amount of the CODES converted and the conversion value (as determined by the offering document for the CODES). If the conversion value exceeds the principal amount of CODES converted, L-3 will also deliver, at its option, cash or common stock or a combination thereof in an amount equal to such excess. L-3 has also granted to the initial purchasers an option to purchase up to $100.0 million of additional CODES for a thirteen-day period following the closing date. The offerings are expected to close on July
29, 2005, subject to customary closing conditions.

L-3 also announced today that it has determined the price for its previously announced tender offer and consent solicitation for any and all outstanding 8%
Senior Subordinated Notes due 2011 (the "Titan Notes") of Titan.

The total consideration for the Titan Notes validly tendered prior to 5:00 p.m.,
New York City time, on July 21, 2005 (the "Consent Date"), and accepted for payment will be $1,097.11 per $1,000 principal amount of the Titan Notes. The total consideration includes a consent payment of $30.00 per $1,000 principal amount of Titan Notes. Titan Notes accepted for payment that are validly tendered subsequent to the Consent Date but on or prior to 12:01 a.m., New York
City time, on July 29, 2005, will receive the purchase price of $1,067.11 per
$1,000 principal amount of the Titan Notes, which is equal to the total consideration minus the consent payment of $30.00 per $1,000 principal amount of
Titan Notes. In addition to the total consideration or purchase price payable in respect of the Titan Notes purchased in the tender offer and consent solicitation, L-3 will pay accrued and unpaid interest to, but not including, the payment date.

The total consideration was determined as of 2:00 p.m., New York City time, on
July 27, 2005, by reference to the yield on the 3.125% U.S. Treasury Note due
May 15, 2007.

The tender offer and consent solicitation will expire at 12:01 a.m., New York
City time, on Friday, July 29, 2005, unless extended. The payment date for Titan
Notes validly tendered and accepted for payment is expected to be July 29, 2005.

All terms and conditions to the tender offer and consent solicitation are set forth in L-3's Offer to Purchase and Consent Solicitation Statement dated June
30, 2005. L-3 may amend, extend or terminate the tender offer and consent solicitation at any time.

Lehman Brothers Inc. is the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. The depositary and information agent is
Georgeson Shareholder.

Questions or requests for assistance may be directed to Lehman Brothers Inc.
(telephone: (212) 528-7581 (collect) or (800) 438-3242 (toll free)). Requests for documentation may be directed to Georgeson Shareholder, the Information
Agent (telephone: (212) 440-9800 (call collect for banks and brokers only) and
(866) 729-6814 (for all others toll free)).

The Notes, the CODES and the common stock issuable upon conversion of the CODES have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Headquartered in New York City, L-3 Communications is a leading provider of
Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security,
selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company's web site at
www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in L-3's Safe Harbor Compliance Statement for
Forward-looking Statements included in L-3's recent filings, including Forms
10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and L-3 undertakes no obligation to update these forward-looking statements.

This release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or the CODES and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This release is neither an offer to purchase nor a solicitation of an offer to sell Titan Notes. The tender offer and consent solicitation is made only by the Offer to Purchase and Consent Solicitation Statement dated June 30,
2005. The tender offer and consent solicitation are not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer and consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by
Lehman Brothers Inc. on behalf of L-3.

Contacts

L-3 Communications
Cynthia Swain, 212-697-1111
or
Financial Dynamics
Investors: Eric Boyriven, Olivia Pirovano
Media: Evan Goetz
212-850-5600